As filed with the Securities and Exchange Commission on September 18, 1997
                                               Registration No. 33-42634
                                               Registration No. 333-32961

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          DELPHI FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                   13-3427277
----------------------------------       -------------------------------------
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                   Identification No.)

1105 North Market Street, Suite 1230, Wilmington, Delaware           19899
         (Address of Principal Executive Offices)                 (Zip Code)

        Delphi Financial Group, Inc. Second Amended and Restated Employee
                         Nonqualified Stock Option Plan
                            (Full title of the plan)

                                Robert Rosenkranz
                             Chairman of the Board,
                      President and Chief Executive Officer
                          Delphi Financial Group, Inc.
                1105 North Market Street, Suite 1230, Wilmington,
                    Delaware 19899 (Name and address of agent
                                  for service)

                                 (302) 478-5142
          (Telephone number, including area code, of agent for service)

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed in order to (1) amend the registrant's Registration Statement on Form S-8, No. 33-42634, for the purpose of supplementing the reoffer prospectus with the additional disclosure (including additional selling shareholders) set forth in the prospectus supplement included herein and (2) amend the registrant's Registration Statement on Form S-8, No. 333-32961, for the purpose of including the aforementioned reoffer prospectus as supplemented by the aforementioned prospectus supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 6, 1991)


                                 190,200 Shares

                          DELPHI FINANCIAL GROUP, INC.

                              Class A Common Stock

                               ------------------


     All of the shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), offered hereby are being sold by the Selling Shareholders referred to in this Prospectus Supplement. Consequently, the Company will receive no cash proceeds from the sale of the Common Stock offered hereby. The Class A Common Stock is listed on the New York Stock Exchange under the symbol "DFG." On September 16, 1997, the last sale price of the Class A Common Stock, as reported by the New York Stock Exchange, was $43.4375 per share.

                               ------------------


     See Risk Factors beginning on page S-3 for a discussion of certain factors that should be considered in connection with an investment in the Common Stock offered hereby.

                               ------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


          The date of this Prospectus Supplement is September 17, 1997.

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, agents or dealers. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company and its subsidiaries since the date hereof or that the information contained herein is correct at any time subsequent to the date hereof.

                                TABLE OF CONTENTS

Prospectus Supplement
Incorporation of Certain Documents by Reference .......................    S-3
The Offering ..........................................................    S-3
Risk Factors...........................................................    S-3
Dividend Policy .......................................................    S-6
Shares Eligible for Future Sale .......................................    S-6
Selling Shareholders ..................................................    S-7
Description of Common Stock ...........................................    S-8

Prospectus
Available Information .................................................    P-2
Documents Incorporated by Reference ...................................    P-2
Certain Investment Considerations .....................................    P-3
The Company ...........................................................    P-6
Description of Securities .............................................    P-7
Use of Proceeds .......................................................    P-10
Selling Shareholders ..................................................    P-10
Plan of Distribution ..................................................    P-10
Legal Matters .........................................................    P-11
Experts ...............................................................    P-11

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus Supplement
(i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997 and its Current Report on Form 8-K dated March 24, 1997 and (ii) the description of the Class A Common Stock contained in the Company's Registration Statement on Form S-3 (File Number 33-77028), filed on June 8, 1994, which was incorporated by reference into the Company's Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed on October 15, 1996. Capitalized terms used and not defined herein have the meanings assigned thereto in the accompanying Prospectus.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Requests should be directed to Delphi Financial Group, Inc., at 1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, Delaware 19899, Attention: Secretary. Telephone requests may be directed to (302) 478-5142.

                                  THE OFFERING

     All of the shares of Class A Common Stock offered hereby are being sold by the Selling Shareholders referred to in this Prospectus Supplement. Consequently, the Company will receive no cash proceeds from the sale of the Common Stock offered hereby. The Selling Shareholders are offering for sale 190,200 shares of Class A Common Stock to be acquired by them through the exercise of stock options. After completion of the offering, the Selling Shareholders will beneficially own an aggregate of 242,612 shares of Class A Common Stock (including shares which may be acquired through exercise of stock options outstanding at September 10, 1997). The shares offered hereby will be sold from time to time in one or more transactions at prices to be determined through negotiations with the purchaser or purchasers of such shares.

                                  RISK FACTORS

     The information under the heading "Certain Investment Considerations" in the accompanying Prospectus is incorporated herein by reference with the following additions and modifications:

     Voting Power of Rosenkranz & Company. Each share of Class A Common Stock is entitled to one vote per share on all matters submitted to a shareholder vote and each share of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock") is entitled, in all such matters, to the lesser of
(1) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock are entitled to cast 49.9% of all of the votes represented by the aggregate of all of the shares of Class A Common Stock and Class B Common Stock outstanding or (2) ten votes per share on all such matters. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. The holders of the Class A Common Stock vote as a separate class to elect one director of the Company. See

     "Description of Common Stock." As of September 10, 1997, Rosenkranz & Company, through ownership of the Company's Class B Common Stock, has a 28.6% equity interest in the Company, which represents approximately 43.0% of the combined voting power of the shareholders of the Company, on a fully diluted basis. In addition, Robert Rosenkranz, the beneficial owner of the corporate general partner of Rosenkranz & Company, holds an irrevocable proxy to vote additional shares of Class B Common Stock representing approximately an 6.9% voting interest as of September 10, 1997. Holders of a majority of the combined voting power of the Company's stockholders have the power to elect all of the members of the Company's Board of Directors (other than the director elected by the holders of Class A Common Stock) and to determine the outcome of fundamental corporate transactions, including mergers and acquisitions, consolidations and sales of all or substantially all of the assets of the Company. The Company is a party to consulting and other agreements with certain affiliates of Rosenkranz & Company which are expected to continue in accordance with their terms.

     On February 23, 1993, the Company repaid in full its indebtedness under the Term Loan Agreement with General Electric Capital Corporation ("GECC") with proceeds from borrowings under a Credit Agreement dated as of February 23, 1993 among the Company and the lenders named therein, and as a result the shares of Class B Common Stock owned by Rosenkranz & Company are no longer pledged to GECC.

     Insurance Regulations. The Company's insurance subsidiaries are highly regulated by state insurance authorities in the states in which they are domiciled and the other states in which they conduct business. Such regulations, among other things, limit the amount of dividends and other payments that can be made by such subsidiaries without prior regulatory approval (as described below under "-- Holding Company Structure") and impose restrictions on the amount and type of investments such subsidiaries may have. These regulations also affect many other aspects of the Company's insurance subsidiaries' businesses, including, for example, risk-based capital requirements, various reserve requirements and the terms and conditions and manner of sale and marketing of such subsidiaries' insurance products. These regulations are intended to protect policyholders rather than investors.

     From time to time, increased scrutiny has been placed upon the insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance companies. In addition to legislative initiatives of this type, the National Association of Insurance Commissioners ("NAIC") and insurance regulators have been and are involved in a process of reexamining existing laws and their application to insurance companies. In particular, this reexamination has focused on insurance company investment and solvency issues and, more recently, issues relating to the manner in which insurance products are sold and marketed. In some instances, it has resulted in new interpretations of existing law, the development of new laws and the implementation of non-statutory guidelines. These developments may impact, among other things, the structure of insurance company investment portfolios and the earnings thereon. In addition, the NAIC is currently in the process of comprehensively codifying (and, in certain respects, revising) the statutory accounting rules applicable to insurance companies, which process, when complete, may affect the manner in which insurance companies, including the Company's insurance subsidiaries, report their statutory financial condition and operating results. It is not possible to predict the future impact of changing regulation on the operations of the Company and its insurance subsidiaries.

     Holding Company Structure. The Company does not anticipate paying any cash dividends on the Class A Common Stock or the Class B Common Stock in the foreseeable future. However, if the Company were to change its present dividend policy, as a holding company, its ability to pay such dividends, as well as to meet debt service obligations and pay expenses, will depend upon receipt of sufficient funds from its subsidiaries, as well as the Company's financial resources on a parent company only basis totaling approximately $184.2 million at June 30, 1997, consisting primarily of cash, marketable securities and equity invest-ments in non-insurance subsidiaries. In addition, the Company has at the parent company level available borrowings under its $200.0 million Third Amended and Restated Credit Agreement dated as of December 5, 1996 among the Company and the lenders named therein.

     The Company's other current sources of liquidity include payments made on a surplus debenture issued by RSLIC-Texas (the "Surplus Debenture") and dividends paid from insurance and non-insurance subsidiaries, primarily generated from operating cash flows and short-term investments. The unpaid principal balance of the Surplus Debenture was $50.5 million as of June 30, 1997. Payments on the Surplus Debenture are generally funded by dividend payments made by RSLIC to RSLIC-Texas. These dividends are subject to regulatory restrictions and, in the absence of regulatory approval, are generally limited within any 12-month period, in the aggregate, to the greater of RSLIC's statutory net income for the preceding calendar year, or 10% of RSLIC's statutory surplus as of the preceding December 31, determined in accordance with state insurance regulations. RSLIC will be permitted to make dividend payments of $23.2 million during 1997 without prior regulatory approval. SNCC's ability to pay dividends is subject to regulatory and certain other contractual restrictions and, in the absence of the requisite approvals, dividends are generally limited within any 12-month period, in the aggregate, to the lesser of 10% of SNCC's statutory surplus as of the preceding December 31, or SNCC's statutory net income for the preceding calendar year. SNCC will be permitted to make dividend payments of $14.0 million during 1997 without prior approval. Additional dividends may also be paid by RSLIC and SNCC with the requisite approvals.

     Investment Performance and Strategy. The market value of the Company's investments varies depending on economic and market conditions. In addition, in the event that investments are called or redeemed prior to stated maturity, the Company may be unable to reinvest the proceeds in securities with comparable interest rates. The Company may also be required in the future to sell certain investments at a price and a time when the market value of such investments is less than the book value of such investments. As of June 30, 1997, 34% of the Company's invested assets consisted of mortgage-backed securities which subject the Company to a degree of extension risk or prepayment risk. As of June 30, 1997, non-investment grade fixed maturity investments, balances with independent investment managers and equity securities represented 6% and 8% and 2% of total invested assets, respectively.

     Shares Eligible for Future Sale. As of September 10, 1997, the Company has outstanding 6,156,787 shares of Class B Common Stock. All of such Class B Common Stock may be converted into Class A Common Stock, in whole or in part, at any time by the holders thereof and must be converted in certain other circumstances, including upon transfer thereof other than to a limited class of transferees and upon the registration of such shares under the Securities Act. The Company does not intend to list the Class B Common Stock on any exchange or to make any other arrangements for secondary trading thereof. However, an increase in the number of shares of Common Stock that become available for sale in the public market may adversely affect the trading price of the Class A Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities.

     Competition; Other Factors Affecting Business. The insurance industry is highly competitive. The Company competes with numerous other insurance and financial services companies both in connection with sales of insurance and asset accumulation products and in acquiring blocks of business. Many of these organizations have substantially greater asset bases, higher ratings from rating agencies, larger and more diversified portfolios of insurance products and larger agency sales operations. Competition in asset accumulation product markets is also encountered from the expanding number of banks, securities brokerage firms and other financial intermediaries marketing alternative savings products, such as mutual funds, traditional bank investments and retirement funding alternatives.

     The Company believes that its reputation in the marketplace, quality of service and investment returns have enabled it to compete effectively for new insurance business in its targeted markets. The

Company reacts to changes in the marketplace generally by focusing on products with adequate margins and avoiding those with low margins. The Company believes that its smaller size, relative to some of its competitors, enables it to more easily tailor its products to the demands of customers.

     Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor impacting the competitive position of insurance companies. Each of the rating agencies reviews its ratings of companies periodically and there can be no assurance that current ratings will be maintained in the future. Claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of investors. A downgrade in the ratings of the Company's insurance subsidiaries could adversely affect sales of their products and could have a material adverse effect on the results of operations of the Company.

     Changing economic conditions can have an impact on underwriting results for the Company's insurance products and the returns on the Company's investment portfolio. The Company's profitability is also significantly affected by its investment results.

                                 DIVIDEND POLICY

     The closing price of the Company's Class A Common Stock on September 16, 1997 was $43.4375 per share. As of June 30, 1997, there were approximately 1,700 holders of record of the Class A Common Stock.

     There is no established trading market for the Class B Common Stock.

     Cash dividends have not been declared or paid on the Class A Common Stock or the Class B Common Stock. Under the Credit Agreement, dividends on the Common Stock, together with any repurchases or redemptions by the Company of any of its capital stock, may not, during any fiscal year, exceed 4% of the Company's Consolidated Equity (as defined in the Credit Agreement) as of the end of the preceding fiscal year. The Indenture governing the Company's 8% Senior Notes due 2003 also contains a covenant limiting the ability of the Company to pay dividends or make distributions with respect to its capital stock, including the Common Stock. In addition, dividend payments by the Company's insurance subsidiaries to the Company are subject to certain regulatory and contractual restrictions.

     The Company presently intends to retain earnings to finance the development and growth of its business. Accordingly, the Company does not anticipate paying any cash dividends in the foreseeable future.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of September 10, 1997, the Company has outstanding 6,156,787 shares of Class B Common Stock and 1,807,628 additional shares of Class A and Class B Common Stock reserved for issuance upon exercise of employee options. All of such Class B Common Stock may be converted into Class A Common Stock, in whole or in part, at any time by the holders thereof and must be converted in certain other circumstances, including upon transfer thereof other than to a limited class of transferees and upon the registration of such shares under the Securities Act. The Company does not intend to list the Class B Common Stock on any exchange or to make any other arrangements for secondary trading thereof. However, an increase in the number of shares of Common Stock that become available for sale in the public market may adversely affect the trading price of the Class A Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities.

     In connection with the financing of the acquisition of RSLIC and its subsidiary, First Reliance Standard Life Insurance Company, the Company granted Rosenkranz & Company certain registration rights with respect to the common stock then acquired by Rosenkranz & Company. In particular, so long as Rosenkranz & Company owns in the aggregate 10% of the outstanding shares of Class A Common Stock and Class B Common Stock, it is entitled upon written demand to require the Company to register such shares under the Securities Act and, subject to certain limitations, include such shares in any registration statement filed by the Company under the Securities Act.

                            THE SELLING SHAREHOLDERS

     The following table sets forth: (i) the name of each Selling Shareholder,
(ii) his or her position with the Company and its subsidiaries for the past three years, (iii) the number of shares which each Selling Shareholder beneficially owned as of September 10, 1997, (iv) the number of shares which may be purchased by each Selling Shareholder through the exercise of stock options under the Company's Second Amended and Restated Nonqualified Employee Stock Option Plan (the "Plan") which were outstanding on such date and (v) the number of such shares offered hereby.

                                                                               Shares which may be
                                                                               acquired through
                                                                               exercise of stock
                                                        Shares beneficially    options granted under
                                                       owned as of September   the Plan outstanding at   Shares offered
                                                       10, 1997                September 10, 1997        hereby

Name                      Position with Company        Class A     Class B     Class A      Class B
----                      ---------------------        -------     -------     -------      -------

Charles P. O'Brien        Director of the Company;     2,448           -         270,998         -            105,000
                          President and Chief
                          Executive Officer, RSLIC
Jane R. Dunlap            Vice President and           21,910          -         42,256          -             27,000
                          Treasurer of the Company;
                          Vice President, Finance of
                          RSLIC
Wayne M. Benseler         Vice President and Chief         -           -         61,200          -              41,200
                          Actuary of RSLIC
Joseph W. Rachinsky       Vice President, Product          -           -         34,000          -              17,000
                          Development and Research
                          of RSLIC

     Stock options for 408,454 shares of Class A Common Stock granted to the Selling Shareholders will expire unless exercised by November 6, 1997. The Selling Shareholders have advised the Company that they are selling the shares offered hereby in order to pay the exercise price associated with the exercise of such stock options and to satisfy tax and other obligations that may arise from such exercise.

                           DESCRIPTION OF COMMON STOCK

Voting

     On May 23, 1997, the Company amended its certificate of incorporation to provide that (A) each share of Class B Common Stock is entitled, in all matters submitted to a shareholder vote, to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock are entitled to cast 49.9% of all of the votes represented by the aggregate of all of the shares of Class A Common Stock and Class B Common Stock outstanding or
(2) ten votes per share on all such matters and (B) additional shares of Class B Common Stock may be issued from time to time pursuant to the Company's Long-Term Performance-Based Incentive Plan.

     Proposals submitted to a vote of shareholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except that holders of Class A Common Stock vote as a separate class to elect one director so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of the Company's Common Stock. At all meetings of the shareholders of the Company, the holders of a majority of the voting power of the outstanding Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business and the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present shall be the act of the shareholders of the Company.

Delaware Law

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

Investor Shareholders' Agreement

     The Investor Shareholders' Agreement among the Company, Rosenkranz & Company and GECC described in the accompanying Prospectus is no longer in effect.

PROSPECTUS

                          DELPHI FINANCIAL GROUP, INC.
                                  COMMON SHARES

                               ------------------

     This Prospectus relates to shares of Class B Common Stock, $.01 par value, and shares of Class A Common Stock, $.01 par value, Delphi Financial Group, Inc. (the "Company"), which may be acquired by certain key employees (the "Selling Shareholders") of the Company and its subsidiaries through the exercise of stock options granted or to be granted under the Company's Employee Nonqualified Stock Option Plan (the "Plan") as well as shares of Class A Common Stock into which the shares of Class B Common Stock offered hereby may be converted (collectively, the "Shares"). The Class A Common Stock of the Company is traded on the NASDAQ National Market System.

     The Company has two classes of common stock, the Class B Common Stock and the Class A Common Stock (together, the "Common Stock"). Holders of Class B Common Stock are entitled to ten votes per share and the holders of Class A Common Stock are entitled to one vote per share. Holders of Class A Common Stock will vote as a separate class to elect one director of the Company as long as the outstanding Class A Common Stock represents at least 10% of the outstanding Common Stock of the Company. As of August 26, 1991, the Class B Common Stock represents 77.2% of all outstanding Common Stock of the Company. The Class B Common Stock may be converted into Class A Common Stock at any time and is subject to certain limitations on transfer. The Class B Common Stock and the Class A Common Stock are identical in all material respects. See "Description of Securities."

     The Company has been advised by the Selling Shareholders that the Shares being offered hereby may be sold from time to time in negotiated transactions, in the over-the-counter market or otherwise, at prices as may be generally available at the time of the sale or at varying prices determined at the time of sale, at negotiated prices or by other means of sale. See "Plan of Distribution."

     The Shares are to be offered for the account of the Selling Shareholders who are the potential shareholders, and the Company will not receive any of the proceeds from the sale of the Shares. The Company is paying the expenses of this registration exclusive of any selling expenses which may be incurred by such employees in the event of the exercise of the stock options and subsequent sale of the Shares.

     See "Certain Investment Considerations" for a discussion of certain factors that should be considered by prospective purchasers of Common Stock.

                               ------------------

THE SERIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     ------------------

                The date of this Prospectus is September 6, 1991.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO GIVE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO GIVE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATES ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.


                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares offered hereby, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the office of the Commission, 450 Fifth Street, N.W., Washington, DC 20549 and the Commission's regional offices at Room 1228, 75 Park Place, New York, New York 10007 and at the Kluczynski Federal Building, Room 3190, 219 South Dearborn Street, Chicago, Illinois 60604. Additionally, such documents can also be inspected at the offices of the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, N.W., Washington, DC 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents (or portions thereof) filed by the Company with the Commission are incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K for the year ended December 31, 1990 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1991 and June 30, 1991.

(2) The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form S-1 (File Number 33-32827), declared effective on March 13, 1990 which was incorporated by reference into the Company's Registration Statement on Form 8-A filed under the Exchange Act, declared effective on March 13, 1990.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares offered hereby, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, on the written or oral request of such person, a copy of any of the documents incorporated by reference (other than exhibits thereto, unless the exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Patrick J. Mitchell, Director of Investor Relations, Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899. Mr. Mitchell may be reached at (302) 478-5142.

                        CERTAIN INVESTMENT CONSIDERATIONS

     An investment in the Company involves a certain degree of risk. Prospective investors should carefully evaluate the following factors in addition to the other information in this Prospectus before purchasing any shares offered hereby.

     Voting Control. Each share of Class B Common Stock is entitled to ten votes per share on all matters submitted to a stockholder vote and each share of Class A Common Stock is entitled to one vote per share on all such matters. Holders of shares of Class B Common Stock have the right to convert such shares at any time into shares of Class A Common Stock. The holders of Class A Common Stock will vote as a separate class to elect one director of the company. See "Description of Securities."

     Rosenkranz & Company, a New York limited partnership, currently owns 7,380,000 shares (approximately 72.6% on a fully diluted basis) of the Class B Common Stock, none of which is included in the offering made hereby. Currently, Rosenkranz & Company has approximately 97.1% of the combined voting power of the shareholders of the Company. Assuming the exercise of all outstanding stock options under the Plan, Rosenkranz & Company would have approximately 96.3% of the combined voting power of the shareholders of the Company. Holders of a majority of the voting power of the Company have the power to elect all of the members of the Company's Board of Directors (other than the director to be elected by the holders of Class A Common Stock) and to determine the outcome of fundamental corporate transactions, including mergers, acquisitions, consolidations and sales of all or substantially all of the assets of the Company. Robert Rosenkranz, the Company's Chairman, President and Chief Executive Officer, is general partner of Rosenkranz & Company.

     All of the shares of Class B Common Stock owned by Rosenkranz & Company have been pledged to General Electric Capital Corporation, the Company's senior lender ("GECC") to secure repayment of indebtedness of the Company pursuant to a Term Loan Agreement, dated as of October 27, 1987 (the "Term Loan Agreement"), between the Company and GECC, although prior to an event of default thereunder, Rosenkranz & Company has the right to vote such shares for all purposes. None of the Common Stock which may be issued upon exercise of stock options under the Plan is required to be pledged to GECC.

     Dependence on Key Personnel. The Company is dependent upon the expertise of certain of its key officers, including Charles P. O'Brien, President and Chief Executive Officer of Reliance Standard Life Insurance Company ("RSLIC"), with respect to its insurance operations. Robert Rosenkranz is actively involved in major strategic decisions, particularly with respect to the Company's investment operations. If the

Company were to lose the services of these key officers, its business could be adversely affected. The Company seeks to retain key personnel through competitive compensation arrangements, including the granting of stock options and other incentives. In addition, as general partner of Rosenkranz & Company, Mr. Rosenkranz has a substantial continuing interest in the Company's operations.

     Ability to Implement Operating Strategy. Investment activities account for an important part of the Company's total revenues. The Company's profitability is significantly affected by its investment result since, as it typical for life insurance companies, a substantial portion of its operating income is generated from the difference between the yield achieved on invested assets and interest credited by the Company on life insurance and annuity business.

     The Company believes that its investment objectives of safety and short-term liquidity, while seeking the best available return, can be achieved by active portfolio management and intensive monitoring of its investments. The Company's overall investment strategy to achieve these objectives focuses on (i) the matching of durations of substantially all of the Company's invested assets and related liabilities to minimize the Company's exposure to fluctuations in interest rates, (ii) the maintenance of a diversified portfolio representing a range of industries and types of debt and equity securities to protect the Company against potential adverse effects of economic downturns on particular market segments, (iii) where satisfactory in light of the Company's credit analyses, selective investments in high yielding securities, including participation in senior secured bank loans made in connection with leveraged buyouts and corporate recapitalizations, and (iv) financing the purchase of securities through reverse repurchase transactions and using other hedging strategies such as options, short positions, financial futures and interest rate swaps.

     The Company's ability to make investments is subject to the insurance laws and regulations of Texas, Illinois and New York, the states in which Reliance Standard Life Insurance Company of Texas ("RSLIC-Texas"), RSLIC and First Reliance Standard Life Insurance Company ("FRSLIC"), respectively, are domiciled. Each of such states has comprehensive investment regulations, although wide latitude is permitted in the selection of individual investments. In addition, the Term Loan Agreement contain certain limitations, with which the Company is currently in compliance, on the composition of the Company's investment portfolio. The Company's investments are primarily managed internally, with a portion managed by outside investment advisors.

     Since its acquisition of RSLIC and FRSLIC, the Company has emphasized active management of its investment portfolio. At June 30, 1991, the Company's invested assets (excluding securities held under reverse repurchase agreements) had a carrying value of $1,644.5 million and a market value of $1,636.8 million (including certain bank loan participations with a carrying value of $138.9 million, for which there is no readily determinable market value). The Company's fixed maturity investments (including cash and short-term investments) which represented 86.1% of the Company's invested assets (excluding securities held under reserve repurchase agreements), include both investment grade securities (those rated "BBB" or "Baa" or better) and non-investment grade or high yield securities. During 1990, the Company reduced the carrying value of certain high yield securities where a permanent loss of value had occurred, resulting in realized losses of $7.2 million. Additionally, the Company established a valuation allowance, principally on high yield securities resulting in realized losses of $5.8 million. However, a general strengthening in the high yield market during 1991 has resulted in a reduction in the Company's net unrealized loss on the high yield portfolio to $86.6 million at June 30, 1991 as compared to $20.8 million at December 31, 1990. Additionally, the Company has taken advantage of this strengthening in the high yield market by reducing the exposure to high yield securities, recognizing net realized investment gains to $1.6 million on sales of high yield securities during the first six months of 1991. At June 30, 1991, the Company's high yield portfolio had a market value of $111.1 million and a carrying value of $119.7 million. Gross unrealized losses on the high yield portfolio were $9.7 million, representing 8.1% of the Company's high yield portfolio and 0.6% of fixed maturity investments. The Company's investment strategy includes maintaining a diversified portfolio and intensively monitoring each investment. The Company plans to continue to take advantage of favorable market opportunities by further reducing its net high yield exposure.

     The Company has enhanced its overall investment returns through participations with major money center banks in senior secured loans made in connection with leveraged buyouts and corporate recapitalizations. At June 30, 1991, the Company owned $101.1 million of senior bank loan participations pursuant to contractual arrangements with the banks from which such participations were purchased. The ability of the Company under any such participation to proceed directly against the related borrower or collateral, if necessary upon the occurrence of an event of default thereunder, depends on the terms of the applicable participation agreement and the underlying bank credit agreement. In each such participation, the Company has the right to its pro rata share of any principal and interest payments collected by the bank from which such participation has purchased. Moreover, the Company has the right under each such participation agreement to approve any amendment to, or waiver of rights under, the related bank credit agreement that would alter certain fundamental terms of the underlying loan, usually including the final maturity thereof and the stated dates for payment of interest thereon, and also typically has certain rights of setoff upon the occurrence of an event of default. At June 30, 1991, the Company also owned $37.8 million of senior bank loan participations that represented direct obligations of the borrowers thereunder to the Company. Management believes that, as a result of its intensive credit analysis, its investments in senior bank loan participations, because of their more restrictive financial covenants and seniority in the capital structure, may offer attractive risk-adjusted returns.

     At June 30, 1991, approximately $203.0 million of the Company's assets (excluding securities held under reverse repurchase agreements) were managed by outside investment advisors. Investment advisors are selected based on a variety of factors, including their performance history and expertise in specialized investment strategies that the Company considers appropriate in light of its overall objectives, market conditions and developments in financial products. Currently, strategies employed by such outside investment advisors include risk arbitrage, hedging, short selling and trading in financial futures, other commodities and common stocks. The Company attempts to pair strategies that tend to do well in a rising stock market environment, such as risk arbitrage and investments in common stock, with those that tend to do well in a declining stock market, such as short selling. The goal of this approach is to reduce the variability of the Company's returns. The terms of substantially all of the agreements with such outside investment advisors permit the Company to terminate its investments and receive the market value of its investments at least annually.

     The Company's operating strategy also calls for the acquisition of existing blocks of business as a means of achieving significant asset growth, in addition to pursuing growth through direct sales. Since its acquisition of RSLIC and its subsidiary FRSLIC, the Company has consummated three separate annuity acquisitions which have resulted in the assumption of $740.2 million in liabilities in the form of policyholder account balances and a similar amount of cash by the Company. Management believes that the assets acquired in the annuity acquisitions are sufficient to fund expected liabilities and provide significant operating income in the future.

     Regulation. The Company's insurance subsidiaries, like other insurance companies, are subject to comprehensive regulation by their respective domiciliary states. Texas in the case of RSLIC-Texas, Illinois in the case of RSLIC, and New York in the case of FRSLIC, and in various other states in which they are authorized to conduct business. The laws of such states are designed for the production of policyholders rather than shareholders and establish supervisory agencies with broad administrative powers which, among other things, grant and revoke licenses for transacting business, regulate the form and content of policies, establish reserve requirements, regulate the types and amounts of investments and review premium rates. The Company's insurance subsidiaries are required under these laws to file detailed annual reports with the supervisory agencies in the various states in which they do business, and their business and accounts are subject to examination at any time by such agencies. Under state insurance laws and the rules of the National Association of Insurance Commissioners ("NAIC"), the Company's insurance subsidiaries may be examined periodically (usually at three-year intervals) by the supervisory agencies of the states in which they do business. Such examinations are generally conducted by the insurance supervisory agency of a company's domiciliary state with the participation of one or more of other state insurance supervisory authorities on behalf of all states in which such company does business.

     The Company's insurance subsidiaries can also be required, under solvency or guaranty laws of most states in which they do business, to pay assessments to fund policyholder losses or liabilities of insurance companies that become insolvent. These assessments may be deferred or forgiven under most of such solvency or guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future state premium taxes. The amount of any future assessments under these laws cannot reasonably be estimated and thus is not included in the Company's reserves, although none of the Company's insurance subsidiaries has ever incurred any significant costs of this nature.

     Substantially all states also regulate insurance holding companies. Generally, under insurance holding company statutes, a state insurance authority must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company chartered in that state. Such statutes also regulate certain transactions among affiliates, including the payment of dividends by an insurance company to its parent and payments on surplus debentures. In many states, including Illinois and Texas, an insurance company may pay during any twelve-month period dividends to its parent equal to the greater of statutory net gain from operations for the preceding year, or 10% if the insurance company's statutory surplus at the end of the preceding year, without the consent of the state's insurance commissioner.

     The Company had approximately $165.1 million of outstanding indebtedness at June 30, 1991 on a parent company only basis. Because the Company is a holding company, its ability to meet debt service obligations, pay expenses and pay dividends on the Class A Common Stock will depend in part on receipt of sufficient funds from its subsidiaries. At June 30, 1991 the Company's subsidiaries had undistributed earnings of $61.4 million available to make payments to the Company and to pay dividends to the Company without prior regulatory approval, although there can be no assurance that such subsidiaries will continue to have funds available for such dividends and payments to the Company. Additionally, at June 30, 1991, the Company had up $72.0 million of borrowings available to it under the Term Loan Agreement.

     Absence of Prior Public Market. There is not public market for the Company's Class B Common Stock and the Company does not intend for there to be a public market for Class B Common Stock subsequent to the date of this Prospectus. The Company's Class A Common Stock has been quoted through the NASDAQ National Market System since March 13, 1990, the date of initial public offering of such class of Common Stock. During the eight months ended August 31, 1991, the price of the Company's Class A Common Stock has ranged from a high of $10 per share to a low of $8 per share.

     Competition; Other Factors Affecting Business. There are approximately 2,000 life insurance companies in the United States, including other companies that focus major sales efforts in the employee benefits market or seek to acquire existing blocks of business. The Company estimates that approximately 200 of such companies focus major sales efforts in the employee benefit field. In addition, the Company competes with other financial services companies, such as banks and thrift institutions, which offer investments and other products similar to those offered by the Company. Many of these companies are larger or have greater resources than the Company. The Company believes that its reputation in the marketplace, quality of service and investment returns have enabled it to effectively complete for new insurance business in its targeted markets in the past, although there can be no assurance that the Company will not be adversely affected by competition in the future.

     Generally, the life insurance business is not significantly affected by economic cycles. However, a prolonged economic recession could have an adverse effect on underwriting results for the Company's insurance products and the returns on the Company's investment portfolio. The Company's profitability is also significantly affected by its investment results.

                                   THE COMPANY

     The Company is an insurance holding company engaged, through its subsidiaries, in underwriting a diverse portfolio of life, long-term disability, and personal accident insurance, targeted principally to the employee benefit market, and annuities and guaranteed investment throughout the fifty states and the District of Columbia.

     The Company was organized as a Delaware corporation in 1987 for the purpose of acquiring all of the common stock of RSLIC and its subsidiary FRSLIC, which historically had engaged in the sale of products targeted principally to the employee benefit market, from Dresser Industries, Inc. Since the acquisition, in addition to a continued focus on the employee benefit market, the Company's operating strategy has emphasized the acquisition of existing blocks of insurance business and active management of the Company's investment portfolio.

     The Company's products are sold predominantly through independent agents and brokers, which the Company believes minimizes expenses traditionally associated with large insurance company captive marketing systems. The Company's home office and seventeen regional offices provide sales support and service existing business.

     All of the outstanding shares of Class B Common Stock, which represent 77.2% of the total shares outstanding at September 5, 1991, are owned by Rosenkranz & Company, a New York limited partnership, of which Robert Rosenkranz, Chairman, President, and Chief Executive Officer of the Company, is managing general partner. The Company is the sole material operating subsidiary of Rosenkranz & Company. The Company's principal executive office is located at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899, telephone
(302) 478-5142.

                            DESCRIPTION OF SECURITIES

     The following statements are subject to the detailed provisions of the Company's restated certificate of incorporation and By-laws (copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part), do not purport to be complete and are qualified by reference thereto.

     On January 24, 1990, the Company amended and restated its certificate of incorporation to, among other things, authorize 40,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock, and to effect a reclassification and subdivision of the shares of its common stock outstanding immediately prior to such reclassification, into Class B Common Stock on the basis of 2.4 shares of Class B Common Stock for each share of such common stock (such authorization of additional shares and reclassification and subdivision are collectively referred to herein as the "Reclassification"). Following the Reclassification, on March 13, 1990, the Company issued 2,175,000 shares of Class A Common Stock for net proceeds of approximately $26.9 million in the initial public offering of Class A Common Stock. Of the net proceeds from the offering, $20.0 million was used to reduce the Company's indebtedness under the Term Loan Agreement.

Class A and Class B Common Stock

     All currently outstanding shares of the Company's Class B Common Stock and Class A Common Stock (together, the "Common Stock") are, and the shares of Common Stock registered hereby will be, fully paid and nonassessable. The holders of the Company's currently outstanding Common Stock do not have any preemptive rights to subscribe for or to purchase any additional securities issued by the Company other than certain rights of GECC described in the Investor Shareholders' Agreement as referred to below. No redemption or sinking fund provisions are associated with the Common Stock. Cumulative voting is not permitted by holders of the Common Stock.

     As of September 5, 1991, all 7,380,000 shares of Class B Common Stock which were outstanding were owned by Rosenkranz & Company, a New York limited partnership. Options to purchase another 1,020,000 shares of Common Stock were available to be granted under the Plan. As of September 5, 1991, 682,959 options had been granted to ten employees of the Company and its subsidiaries. The options granted cover 632,959 shares of Class B Common Stock and 50,000 shares of Class A Common Stock. Additionally, the Company has granted 2,100,000 warrants to purchase Class B Common Stock to GECC. As of September 5, 1991, all of the warrants and 632,959 of the options were fully vested and exercisable for shares of Class B Common Stock, while the 50,000 options exercisable for shares of Class A Common Stock become vested in increments of 10,000 options per year, beginning July 1, 1992. The Company also has outstanding 2,175,000 shares of Class A Common Stock, which have been previously registered under the Securities Act of 1933.

     Voting. Holders of Class B Common Stock are entitled to ten votes per share, while holders of Class A Common Stock are entitled to one vote per share. Proposals submitted to a vote of shareholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except that holders of Class A Common Stock vote as a separate class to elect one director so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of the Company's Common Stock. At all meetings of the shareholders of the Company, the holders of a majority of the outstanding Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business; and the affirmative vote of the holders of a majority of such Common Stock at a meeting at which a quorum is present shall be the act of the shareholders of the Company. The superior voting rights of the Class B Common Stock might discourage unsolicited merger proposals and unfriendly tender offers and may therefore deprive holders of Class A Common Stock of an opportunity to sell their shares at a premium over prevailing market prices.

     Transfer. The restated certificate of incorporation of the Company does not contain any restrictions on the transfer of shares of Class A Common Stock. Upon transfer of shares of Class B Common Stock to any person except to a "Permitted Transferee" (as hereafter defined) such shares of Class B Common Stock will be converted into an equal number of shares of Class A Common Stock. Permitted Transferees of any holder of Class B Common Stock include persons or entities who on January 24, 1990 were holders or beneficial owners of Class B Common Stock or had the right to acquire shares of Class B Common Stock upon the exercise of warrants, certain relatives of such holder of Class B Common Stock, the trustee of a trust exclusively for the benefit of such holder of Class B Common Stock and/or one or more of such holder's Permitted Transferees, the estate of such holder of Class B Common Stock and certain corporations or partnerships of which two thirds of the voting power is controlled by or under control with such holder of Class B Common Stock.

     Conversion. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. If at any time the number of outstanding shares of Class B Common Stock falls below 5% of the aggregate number of issued and outstanding shares of Common Stock, or the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all Class B Common Stock into Class A Common Stock, then each outstanding share of Class B Common Stock shall automatically convert into one share of Class A Common Stock. Upon transfer of shares of Class B Common Stock to any person other than a Permitted Transferee, such shares will be automatically converted into an equal number of shares of Class A Common Stock.

     Dividends. Holders of Class B Common Stock and Class A Common Stock are entitled to receive cash dividends pro rata on a per share basis if and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor. In the case of any dividend paid other than in cash, both classes of Common Stock will receive such dividend pro rata on a per share basis. Dividends paid in Common Stock may be paid (i) in shares of Class A Common Stock on the Class A Common Stock and Class B Common Stock, (ii) in shares of Class B Common Stock on the Class A Common Stock and Class B Common Stock, and (iii) in shares of Class A Common Stock on the Class A Common Stock, and shares of Class B Common Stock on the Class B Common Stock. Under a regulation promulgated by the Commission, payment of any dividend in shares of Class B Common Stock may result in the shares of Class A Common Stock being ineligible for continued quotation on the NASDAQ National Market System or for listing on any national securities exchange. The Company does not intend to declare any dividend in shares of Class B Common Stock that would result in the Class A Common Stock being ineligible for such quotation or listing.

     Liquidation, Merger or Consolidation. Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation or any payments made on the Common Stock in the event of a merger or consolidation of the Company.

     Other Matters. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless contemporaneously therewith the other class of shares is subdivided or combined in the same proportion. Additional shares of Class B Common Stock may only be issued (i) in connection with stock dividends and stock splits, (ii) upon the exercise of the warrants and employee stock options existing at January 24, 1990 or (iii) in payment of dividends on shares of Common Stock.

Preferred Stock

     The Board of Directors has the authority by resolution, without any action of shareholders, to issue form time to time up to 10,000,000 shares of Preferred Stock, $.01 par value per share. Such resolutions may authorize issuances in one or more series, and may fix and determine dividend and liquidation pref-erence, voting rights, conversion privileges, redemption terms, and other privileges, redemption terms, and other privileges and rights of shareholders of each series so authorized. No shares of Preferred Stock are currently outstanding.

Investor Shareholders' Agreement

     In accordance with the terms of the Investor Shareholders' Agreement among the Company, Rosenkranz & Company and GECC, upon any issuance of any shares of Common Stock of the Company (other than upon the exercise of any stock option or warrant) GECC shall have the preemptive right to purchase such number of the shares to be issued as will cause GECC to maintain the same percentage ownership of the Common Stock of the Company on a fully diluted basis at the same purchase price to be paid by the purchaser of such shares. Rosenkranz & Company and GECC each have the right to require the Company to register under the Securities Act shares of Common Stock of the Company held by them upon their request or to include such Common Stock in a registration statement filed by the Company, in each case, at the Company's expense. Rosenkranz & Company also has a right to make the first offer to purchase any shares of Common Stock of the Company that GECC intends to transfer other than certain transfers to affiliates of GECC.

Other

     The restated certificate of incorporation of the Company prohibits shareholders from taking any action without a meeting, except upon unanimous written consent. In addition, special meetings of shareholders may only be called by the Board of Directors. The restated certificate of incorporation also provides that the Board of Directors has the exclusive power to fill newly created directorships and vacancies in the Board. The Company's restated certificate of incorporation provides that directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in section 174 of the Delaware General Corporation Law (the "DGCL"), or (iv) for any transaction for which the director derived an improper personal benefit. The Company's restated certificate of incorporation provides that the Company shall indemnify its officers and directors to the fullest extent permitted by DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Common Stock is State Street Bank and Trust Company, Boston, Massachusetts.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

                              SELLING SHAREHOLDERS

     The following table sets forth: (i) the name of each Selling Shareholder,
(ii) his position with the Company and its subsidiaries for the past three years, (iii) the number of Shares which the Selling Shareholder beneficially owned as of September 5, 1991 and (iv) the number of Shares which may be pur-chased by such Selling Shareholder through the exercise of stock options granted under the Plan which were outstanding on such date.

                                                                                    Shares which may be
                                                                                    acquired through exercise
                                                                                    of stock options granted
                                                        Shares beneficially         under the Plan outstanding
                                                        owned as of Sept. 5,        at Sept. 5,
                                                        1991                        1991
Name                      Position with Company         Class A      Class B          Class A         Class B
----                      ---------------------         -------      -------          -------         -------

Charles P. O'Brian        Director of the Company;        --           --               --            221,403
                          President and Chief
                          Executive Officer, RSLIC
Thomas Sullivan           Director of the Company;        --           --              50,000          25,000
                          President, Delphi Capital
                          Management

                              PLAN OF DISTRIBUTION

     None of the Class B Common Stock offered under the Plan will be publicly traded on a registered exchange. The Shares of Class B Common Stock may by sold from time to time by the Selling Shareholders, or pledgees, donees, transferees, or other successors in interest of the Selling Shareholders. Such sales shall be made in negotiated transactions at prices as may be generally available at the time of sale, or at varying prices determined at the time of sale, or at negotiated prices or a combination of any such methods of sale. However, shares of the Class B Common Stock may be converted into shares of the Class A Common Stock, on a share-for-share basis, at the option of the holder thereof, and will be automatically converted upon the transfer of such shares to any person other than Permitted Transferees. See "Description of Securities."

     Sales of the Class A Common Stock may be made in negotiated transactions on the NASDAQ National Market System ("NASDAQ") or in the over-the-counter market, or otherwise, at prices as may be generally available at the time of sale, or at varying prices determined at the time of the sale or at negotiated prices or a combination of any such methods of sale. The Class A Common Stock may be sold in one or more of the following types of transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of NASDAQ; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts which will be negotiated at the time of sale and which will not exceed those customary in the type of transactions involved. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, Shares covered by this Prospectus may be sold pursuant to Rule 144 under the Securities Act rather than pursuant to this Prospectus.

     One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to describe with respect to each sale of Shares hereunder by any of the Selling Shareholders: (i) the aggregate number of Shares sold, (ii) the method of determining the offering price, (iii) the number of Shares to be owned by such Selling Shareholder after completion of the sale, and
(iv) any other material arrangement for the sale of the Shares. The Class A Common Stock has been approved for quotation through the NASDAQ National Market System, subject to official notice of the issuance.

                                  LEGAL MATTERS

Legal matters in connection with the shares offered by this Prospectus are being passed upon for the Company by the law firm of Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                     EXPERTS

     The consolidated financial statements of Delphi Financial Group, Inc. appearing in Delphi Financial Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1990, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

Item 1. Plan Information.(1)

Item 2. Registration Information and Employee Plan Annual Information.*

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents (or portions thereof) filed by Delphi Financial Group, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and Current Report on Form 8-K dated March 24, 1997.

(2) The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed on October 15, 1996.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which reregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

----------

* The information called for by Part I of Form S-8 is currently included in the description of the Delphi Financial Group, Inc. Second Amended and Restated Employee Nonqualified Stock Option Plan (the "Plan") delivered to eligible employees under the Plan and is not being filed with or included in this Form S-8 in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Item 6. Indemnification of Directors and Officers.`

     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Section 145 provides further that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Article Eighth of the restated certificate of incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the DGCL.

     Article Eighth of the restated certificate of incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

     4.1 Second Amended and Restated Employee Nonqualified Stock Option Plan (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8, Registration No. 333-32961)

     23.1 Consent of Ernst & Young LLP

     24.1 Powers of Attorney (incorporated herein by reference to Exhibit 24.1 to the Company's Registration Statement on Form S-8, Registration No. 333-32961).

Item 9. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                    provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful de-fense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 17, 1997.


                                   DELPHI FINANCIAL GROUP, INC.

                                   By:  /s/ Robert Rosenkranz
                                        --------------------------------
                                          Robert Rosenkranz
                                          Chairman of the Board,
                                          President and Chief
                                          Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                               Date
---------                -----                               ----

/s/ Robert Rosenkranz    Director, Chairman of the Board,     September 17, 1997
---------------------    President and Chief Executive
Robert Rosenkranz        Officer (Principal Executive
                         Officer)


           *             Director                             September 17, 1997
----------------------
Edward A. Fox


           *             Director                             September 17, 1997
----------------------
Charles P. O'Brien

           *             Director                             September 17, 1997
----------------------
Lewis S. Ranieri


           *             Director                             September 17, 1997
----------------------
Thomas L. Rhodes


           *             Director                             September 17, 1997
----------------------
Robert M. Smith, Jr.


           *             Director                             September 17, 1997
----------------------
Thomas A. Sullivan


/s/ Jane R. Dunlap       Vice President and Treasurer         September 17, 1997
------------------       (Principal Financial Officer and
Jane R. Dunlap           Principal Accounting Officer)


           *             Director                             September 17, 1997
----------------------
B. K. Warner


*By:   /s/ Robert Rosenkranz
       --------------------------
       Robert Rosenkranz
       Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit No.                  Exhibit

4.1                          Second Amended and Restated
                             Employee Nonqualified Stock
                             Option Plan of the Company
                             (incorporated herein by reference
                             to Exhibit 4.1 to the Company's
                             Registration Statement on
                             Form S-8, Registration
                             No. 333-32961)
23.1                         Consent of Ernst & Young LLP

24.1                         Powers of Attorney (incorporated
                             herein by reference to
                             Exhibit 24.1 to the Company's
                             Registration Statement on
                             Form S-8, Registration
                             No. 333-32961)